Exhibit 99.1

Great Western Bancorp, Inc. Announces New Appointments to Board of Directors, Former FDIC Chairman Andrew C. “Skip” Hove Jr. Elected Chair

SIOUX FALLS, SD - August 3, 2015 - Great Western Bancorp, Inc. ( GWB), the parent company of Great Western Bank (www.greatwesternbank.com), announced today the appointments of Jim Spies, Steve Lacy and Thomas Henning to its Board of Directors and the appointment of current Director, Andrew C. “Skip” Hove Jr., former Chairman of the Federal Deposit Insurance Corp., as Chairman of its Board of Directors.

The appointments coincide with the resignations of Richard Sawers, Nathan Butler, Rolfe Lakin and Swati Dave, each of whom served on GWB’s board as National Australia Bank Limited (NAB) appointed directors pursuant to the Stockholder Agreement entered into between the Company and NAB on October 20, 2014. The resignations correspond with the complete divestiture by NAB of its stock holding in GWB. The Board expects to fill the final vacancy during this quarter.

“We want to thank Richard, Nathan, Rolfe and Swati, for their service and commitment to the Board,” said Great Western Bancorp, Inc. President and Chief Executive Officer Ken Karels. “They’ve provided invaluable guidance and we are grateful for their oversight. Our new appointments reflect a more independent Board.”

Andrew C. “Skip” Hove Jr.             (Photo)

Andrew “Skip” Hove, Chairman, has been a director since July 2014 and has served on the board of directors of Great Western Bank since 2001. Prior to his appointment to the FDIC, Hove was an executive for 30 years at Minden Exchange Bank & Trust, a community bank in Minden, Nebraska. He is a director of the Federal Home Loan Bank of Topeka and an advisory director at Promontory Financial Group, Washington, DC. A native of Minden, Nebraska, Hove earned his bachelors of Science degree from the University of Nebraska-Lincoln and furthered his education at the University of Wisconsin-Madison’s Graduate School of Banking. Hove also serves as lead independent director of GWB.

Tom Henning                     (Photo)

Tom Henning is President and Chief Executive Officer of Assurity Group, Inc., a diversified financial services organization licensed in 49 states and the District of Columbia. Headquartered in Lincoln, Nebraska, the company was recently named one of that city’s Best Places to Work. Henning is chair of the American Council of Life Insurers (ACLI) PAC and is a two-time past president of the Nebraska Insurance Federation. Henning, who received his bachelor degree from the University of Nebraska, is also a graduate of the Stonier Graduate School of Banking and the Wharton Leadership Program at the University of Pennsylvania, and the Stanford Directors College, Stanford University. Henning will continue to serve until the election at the 2018 Annual Stockholder Meeting.

Jim Spies                         (Photo)

Jim Spies is President of Spies Corporation, a privately-held company that owns, operates, manages and develops real estate, and he owns a number of retail businesses in South Dakota. Spies has served as a Corporate Director of the Educational Enhancement Funding Corporation since 2002. He also served as a member on the South Dakota Transportation Commission and currently serves as Commissioner on the South Dakota Department of Game, Fish and Parks. Spies will continue to serve until the election at the 2016 Annual Stockholder Meeting.

Exhibit 99.1

Steve Lacy                         (Photo)

Steve Lacy is Chairman of the Board and Chief Executive Officer of Meredith Corporation, a leading media and marketing company headquartered in Des Moines, Iowa. Lacy serves on the boards of Hormel Food Corporation, The Advertising Council, and The International Federation of the Periodical Press. He is a member of Financial Executives International and the American Institute of Certified Public Accountants. A native of Shawnee Mission, Kansas, Lacy earned his bachelors and masters degrees in accounting from Kansas State University. Lacy will continue to serve until the election at the 2017 Annual Stockholder Meeting.

About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through 158 branches in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward Looking Statements
The materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.
Great Western Bancorp, Inc.

Media Contact:
Ann Nachtigal, 605-988-9217
Ann.Nachtigal@GreatWesternBank.com